Exhibit 99(a)(1)

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust of CORSAIR OPPORTUNITY FUND, a statutory trust (the "Trust") which proposes to register under the Investment Company Act of 1940, as amended (the "1940 Act"), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code ss. 3801 ET SEQ.), sets forth the following:
FIRST: The name of the Trust is CORSAIR OPPORTUNITY FUND.
SECOND: As required by 12 Del. Code ss.ss. 3807(b) and 3810(a)(1)(b), the name and business address of the Trust's Registered Agent for Service of Process and the address of the Trust's Registered Office are:

Address of Trust's Registered
Office and Business Address
RESIDENT AGENT	OF REGISTERED AGENT
--------------	-------------------------------
The Corporation Trust Company	1209 Orange Street
Wilmington, DE 19801

The name and business address of the initial trustee of the Trust is as follows:
NAME	BUSINESS ADDRESS
--------------	-------------------------------
Thomas Hess	366 Madison Avenue, 12th Floor
New York, New York 10017

THIRD: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act.

FOURTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

FIFTH: This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, being the initial trustee of CORSAIR OPPORTUNITY FUND, has duly executed this Certificate of Trust as of this 19th day of June, 2014.
/s/ Thomas Hess
Thomas Hess,
as Trustee and not individually